Exhibit 99.1

UTStarcom Releases Fourth Quarter and Full Year 2007 Financial Results

Fourth Quarter Revenue of $806 Million up 14.5% Year-over-Year

Company Also Announces it has Transferred $289.5 Million To the Trustee of its Convertible Notes Due March 1, 2008  to Pay in Full its Principal and Interest Obligations Under the Note

ALAMEDA, Calif., February 28, 2008 — UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IPTV and IP-based broadband and switching solutions, today reported financial results for the fourth quarter of 2007 and for the full year ended December 31, 2007.

2007 Financial Results

Net sales for the fourth quarter 2007 were $806 million as compared to $704 million in the fourth quarter of 2006.  Gross margins for the fourth quarter 2007 were 12.7% as compared to 11.1% in the fourth quarter of 2006.  Net loss for the fourth quarter of 2007 was $24.6 million, or a loss of ($0.20) per share, as compared to a loss of $42 million, or ($0.35) per share in the fourth quarter of 2006.

Certain significant items in the fourth quarter include:

•                  A restructuring charge of $14.5 million

•                  A $23 million non-cash impairment of long lived assets primarily related to the IP-CDMA business unit

•                  A tax accrual of $17.1 million related to China withholding tax on dividends and capital gains for anticipated future remittances

•                  A cash gain of $53.5 million related to the sale of securities

Net sales for the full year 2007 were $2.5 billion as compared to $2.5 billion in 2006.  Gross margins for the full year 2007 were 13.0% as compared with 15.7% in 2006. Net loss for the year was $195.6 million, or a loss of ($1.62) per share, as compared to a loss of $117.3 million, or ($0.97) per share in 2006.

“Beginning in the fourth quarter of 2007, we launched a number of initiatives, including a restructure of the Company to focus on our core growth technologies, including IPTV, and IP-based softswitch and broadband devices.

Through 2008, we shall be very focused on continued operational improvements and the execution of our new strategy,” stated Peter Blackmore, chief operating officer of UTStarcom.   “We are also actively pursuing our liquidity plan to strengthen our cash position, which includes the divestiture of certain non-core assets. We are committed to fulfilling our goal of returning the company to profitability and positive cash flows.”

Convertible Notes

The Company also announced that it has transferred $289.5 million to the Trustee of its 10 7/8% Convertible Subordinated Notes, due March 1, 2008 in full repayment of its principal and interest obligations under the Notes.

Added Blackmore, “We are very pleased to be able to pay off the Notes using our own cash; we worked hard to ensure that we would not dilute our equity holders.”

Going Concern

As a result of the Company’s recurring net losses, the continued use of cash in its operations, and the repayment of the convertible notes described above, the Company expects its independent registered public accounting firm will issue a going concern uncertainty explanatory paragraph in its audit report on the financial statements for the year ended December 31, 2007.

However, management believes that it has developed a liquidity plan that, if executed successfully, will provide sufficient liquidity to finance the Company’s anticipated working capital and capital expenditure requirements for the next twelve months.

Q1 2008 Guidance

•                  Revenue is expected to improve modestly year-over-year and should be in the range of $500-$520 million.

•                  Overall gross margins in the first quarter is expected to be approximately 13%

•                  First quarter operating expenses is expected to range between $115-$120 million, excluding any one-time items

•                  Gains of approximately $35 million from the sale of securities

•                  Cash flow from operations is expected to be about neutral

Conference Call

The Company will conduct a conference call, which is open to the public, to discuss these results. The call will take place today, February 28, 2008 at 2:00 p.m. (PST). The conference call dial-in numbers are as follows: United States — 888-398-3046; International — 706-902-1962. The conference ID number is 34095806.

A replay of the call will be available for 30 days. The conference call replay numbers are as follows: United States — 800-642-1687; International — 706-645-9291. The Access Code is 34095806.

Investors will also have the opportunity to listen to the conference call and the replay over the Internet through UTStarcom’s Web site at: http://www.utstar.com

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, China, Korea and India.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including the foregoing statements regarding the Company’s expectations with respect to its anticipated results for the first quarter of 2008, anticipated realization of operational improvements, and the Company’s developing plans to provide sufficient liquidity to finance the Company’s anticipated working capital and capital expenditure requirements for the next twelve months.  These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risks include the ability of the Company to realize anticipated results of operational improvements and execute on its liquidity plans as well as risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission

Company Contact

Chesha Kamieniecki

Director of Investor Relations

UTStarcom, Inc.

(510) 749-1560

UTStarcom, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$503,078	$671,169
Accounts and notes receivable, net	343,525	411,140
Inventories and deferred costs	524,727	635,838
Prepaids and other current assets	121,636	126,879
Total current assets	1,492,966	1,845,026
Long-term assets:
Property, plant and equipment, net	209,094	213,155
Long-term deferred costs	164,766	176,649
Other long-term assets	117,762	148,475
Total assets	$1,984,588	$2,383,305

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$148,440	$304,869
Short-term debt	322,829	102,758
Customer advances	229,050	265,812
Deferred revenue	100,502	95,742
Other current liabilities	302,395	275,489
Total current liabilities	1,103,216	1,044,670
Long-term liabilities:
Long-term debt	333	275,161
Long-term deferred revenue and other liabilities	259,358	282,621
Total liabilities	1,362,907	1,602,452

Minority interest in consolidated subsidiaries	3,705	6,493
Total stockholders’ equity	617,976	774,360
Total liabilities, minority interest and stockholders’ equity	$1,984,588	$2,383,305

UTStarcom, Inc.

Consolidated Statement of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Net sales	$806,330	$704,456	$2,466,970	$2,458,861
Cost of net sales	704,326	626,253	2,145,519	2,073,117
Gross profit	102,004	78,203	321,451	385,744

Operating expenses:
Selling, general and administrative	76,146	87,547	319,145	334,455
Research and development	40,575	43,559	168,275	182,869
Amortization of intangible assets	3,824	4,304	15,961	18,871
Gain on sale of semi-conductor design assets	—	—	(4,271)	(12,291)
Impairment of goodwill and other long-lived assets	19,912	—	19,912	—
Restructuring charges	14,474	—	14,474	—
Total operating expenses	154,931	135,410	533,496	523,904

Operating loss	(52,927)	(57,207)	(212,045)	(138,160)

Interest (expense)/income, net	(6,612)	1,734	(18,216)	3,141
Other income, net	56,318	(11,198)	64,796	1,092
Loss before income taxes and minority interest	(3,221)	(66,671)	(165,465)	(133,927)
Income taxes	(22,164)	23,991	(32,898)	15,024
Minority interest in losses of consolidated subsidiaries	828	651	2,788	1,558
Net loss	$(24,557)	$(42,029)	$(195,575)	$(117,345)

Loss per share - Basic and diluted	$(0.20)	$(0.35)	$(1.62)	$(0.97)

Weighted average shares used in per-share calculation:
- Basic and diluted	121,340	120,741	121,059	120,657

UTStarcom, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(Unaudited)

	Twelve months ended	Twelve months ended
	December 31, 2007	December 31, 2006
Net cash (used in) provided by operating activities	$(218,209)	$66,079

Cash flows from investing activities:
Property, plant and equipment, net	(27,324)	(26,274)
Proceeds from sale of semiconductor design asset	4,271	35,965
Proceeds from sale of long-term investments	3,334	775
Change in restricted cash and long-term investments	6,591	20,882
Short-term investments, net	41,950	4,028
Investment in affiliates, net of cash acquired	(79)	(302)
Other	695	991
Net cash provided by investing activities	29,438	36,065
Cash flows from financing activities:
Borrowings, net	(61,605)	(100,113)
Other	3,500	604
Net cash (used in) financing activities	(58,105)	(99,509)
Effect of exchange rate changes on cash and cash equivalents	22,702	13,417
Net (decrease) increase in cash and cash equivalents	(224,174)	16,052
Cash and cash equivalents at beginning of period	661,623	645,571
Cash and cash equivalents at end of period	$437,449	$661,623